EXHIBIT 2.2

AMENDMENT TO THE PURCHASE CONTRACT

AMENDMENT, dated as of November 1, 2003, 04:30 a.m. (hereinafter referred to as "Amendment"), to the Purchase Contract dated as of October 11, 2003 (hereinafter referred to as "Purchase Contract") by and between Fairchild Textil GmbH, a limited liability company organized under the laws of Germany (hereinafter referred to as "Purchaser"), EUROBIKE Aktiengesellschaft, a public limited company organized under the laws of Germany (hereinafter referred to as "Seller 1") acting with the necessary consent of Dr. Biner Bähr, attorney-at-law, not acting on his own behalf, but acting exclusively in his capacity as interim insolvency administrator, the insolvency administrator Dr. Biner Bähr, attorney-at-law, not acting on his own behalf, but acting exclusively in his capacity as insolvency administrator over the assets of Hein Gericke-Holding GmbH, a limited liability company organized under the laws of Germany (hereinafter referred to as "Seller 2"), over the assets of Hein Gericke Vertrie limited liability company organized under the laws of Germany (hereinafter referred to as "Seller 3"), over the assets of Paul A. Boy GmbH, a limited liability company organized under the laws of Germany (hereinafter referred to as "Seller 4") and EUROBIKE Vermögensverwaltungsgesellschaft mbH, a limited liability company organized under the laws of Germany (hereinafter referred to as "Seller 5", Sellers 1 through 5 hereinafter jointly referred to as the "Sellers").

WHEREAS, the Purchaser and the Sellers are parties to the Purchase Contract;

WHEREAS, the Purchaser and the Sellers desire to amend the Purchase Contract, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipts and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

§ 1
Defined Terms

Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Contract.

§ 2
Payment Date

In modification of §§ 11.2 and 12 of the Purchase Contract the Purchaser undertakes to pay the Purchase Price as follows:

2.1 On October 31, 2003, the Purchaser undertakes to remit a portion of the Purchase Price in the amount of EUR 12,500,000.00 to the following Sellers to the bank account of the respective Seller as specified in § 12.7 of the Purchase Contract:

2.1.1	Seller 1:	EUR	500,000.00
2.1.2	Seller 2:	EUR	4,300,000.00
2.1.3	Seller 3:	EUR	5,000,000.00
2.1.4	Seller 4:	EUR	700,000.00
2.1.5	Seller 5:	EUR	2,000,000.00

2.2 On the earlier of April 30, 2004, or the financing by third parties (not including required working capital financing) which the Purchaser undertakes to use its best efforts to obtain, the Purchaser shall remit the outstanding portions of the Purchase Price in whole or in part up to the total amount of EUR 26,500,000.00 to the bank accounts of the respective Sellers as specified in § 12.7 of the Purchase Contract.

§ 3
[Intentionally left blank]

§ 4
Interest

§ 12.6 of the Purchase Contract shall be amended as follows:

Interest at a rate of 8 % p.a. shall be payable on all portions of the Purchase Price as specified in § 2 of this Amendment as of November 1, 2003. The interest for the period ending December 31, 2003 shall be prepaid on November 3, 2003 in an amount of EUR 353,333.33 into the bank accounts as defined in § 12.7 of the Purchase Contract in relation of the outstanding amounts. For the remaining period the interest shall be payable at the end of each calendar month into the same bank accounts.

§ 5
Conditions Precedent

It is herewith confirmed, that the conditions precedent as specified in § 13 are fulfilled.

§ 6
Passing of Title

§ 14.1 of the Purchase Contract shall be amended as follows:

The Sellers and the Purchaser agree that title to assets and rights and receivables sold by the Sellers subject to existing third party security rights and the transfer of contracts and obligations transferred by the Sellers shall pass to the Purchaser

6.1 upon payment of the portion of the Purchase Price according to § 2.1 of this Amendment;

6.2 upon release of the securities according to § 5.5.2 of the Purchase Contract.

§ 7
Liability for Defects

§ 15.2 of the Purchase Contract is amended to read as follows:

The Sellers do not guarantee clean title to the assets to be transferred to the Purchaser and in particular point the Purchaser to the security held by a banking pool under the agency of Bayerische Hypo- und Vereinsbank AG, suppliers' rights organized in a suppliers' pool, statutory landlord liens etc.; the Sellers however guarantee to and herewith authorize the Purchaser that the Purchaser is entitled to dispose of the assets to be transferred in the ordinary course of business against assignment of any receivables resulting from such disposal.

§ 8
Additional Objects of Purchase

8.1 Seller 2 shall sell to Purchaser and the Purchaser shall purchase from Seller 2 the entire share capital of Damen Holding BV, Breda, Netherlands, Kamer van Koophandel No. 20060629, substantially in the form of the draft attached hereto as Annex 8.1 which is subject to review by the Sellers' legal advisors.

8.2 Seller 2 shall sell to Purchaser and the Purchaser shall purchase from Seller 2 the entire share capital of Allspeedex France Holding SARL, 95520 Osny, France, registered with the registry of commerce and companies Pontoise under No. 353225741 RCS Pontoise, and from Sellers 1 through 4 the intercompany claims owed by Hein Gericke France SARL, substantially in the form of the drafts attached hereto as Annex 8.2.1 and 8.2.2 which are subject to review by the Sellers' legal advisors.

§ 9
Covenants

9.1 The Purchaser undertakes to inform Dr. Biner Bähr

9.1.1 regularly on his efforts and progress in obtaining third party financing as described in § 2.2 of this Amendment; and

9.1.2 monthly within two weeks after the end of a calendar month on its inventory.

9.2 The Purchaser undertakes not to distribute any interim profits and not to accept any withdrawals of expected profits by its shareholder in the course of a financial year (which ends on June 30 of any year) and not to grant any loan to any affiliated entity, with the exception for credit relationships within Fairchild Textil GmbH's group of consolidated companies in the scope of ordinary supply and service transactions.

§ 10
Security

The Purchaser shall provide security for the outstanding portion of the Purchase Price pursuant to § 2.2 of this Amendment by way of

10.1 Global assignment of receivables in accordance with the assignment agreement attached as Annex 10.1;

10.2 transfer of title for security purposes of new merchandise in accordance with the assignment agreement attached as Annex 10.2;

10.3 pledge of the shares in the Purchaser held by its shareholder in accordance with the share pledge agreement attached as Annex 10.3; and

10.4 account pledge agreement in accordance with the pledge agreement attached as Annex 10.4.

§ 11
Continuing Effect of the Purchase Contract

Except as expressly amended or modified herein, the provisions of the Purchase Contract are and shall remain in full force and effect. For the purpose of the provisions of the Purchase Contract (including, but not limited to any provisions dealing with termination of the Purchase Contract) this Amendment is deemed to be part of the definition of "Purchase Contract".

§ 12
Place of Performance and Jurisdiction/ Governing Law

12.1 Düsseldorf shall be the place of performance and jurisdiction for any obligation or disputes arising under this Amendment.

12.2 This Amendment shall be governed by and construed in accordance with the laws of Germany under exclusion of the United Nations Convention on Contracts for the International Sale of Goods.

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

_____________________	___________________
Fairchild Textil GmbH	EUROBIKE Aktiengesellschaft
Mr. John Flynn	Florian Gantenberg

___________________
Dr. Biner Bähr
as preliminary insolvency
administrator over the assets of
EUROBIKE Aktiengesellschaft

_____________________	___________________
Dr. Biner Bähr	Dr. Biner Bähr
as insolvency administrator over	as insolvency administrator over
the assets of Hein Gericke-Holding GmbH	the assets of Hein Gericke
Vertriebs GmbH

_____________________	___________________
Dr. Biner Bähr	EUROBIKE Vermögensverwal-
insolvency administrator over	tungsgesellschaft mbH
the assets of Paul A. Boy GmbH	Dr. Ilmo Pathe